Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

U.S. Subsidiaries

Name of Subsidiaries	State of Organization	Trade Names

Penn Wilson CNG, Inc.	Delaware	None
Penn CNG Holdings, Inc.	Delaware	None
Penn Octane International, L.L.C.	Delaware	None
Rio Vista Energy Partners L.P.	Delaware	None
Rio Vista GP LLC	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None
	Delaware	None

Foreign Subsidiaries

Name of Subsidiaries	Jurisdiction of Organization	Trade Names

PennWill, S.A. de C.V.	Mexico	None
Camiones Ecologicos, S.A. de C.V.	Mexico	None
Grupo Ecologico Industrial, S.A. de C.V.	Mexico	None
Estacion Ambiental, S.A. de C.V.	Mexico	None
Estacion Ambiental II, S.A. de C.V.	Mexico	None
Serinc, S.A. de C.V.	Mexico	None
Penn Octane de Mexico, S. de R.L. de C.V.	Mexico	None
Termatsal, S. de R.L. de C.V.	Mexico	None

Foreign Consolidated Affiliate

Name of Affiliate	Jurisdiction of Organization	Trade Names

Tergas, S. de R.L. de C.V.	Mexico	None